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                                   EXHIBIT 5.1

                                  [LETTERHEAD]


March 5, 1999


Zitel Corporation
47211 Bayside Parkway
Fremont, CA  94538-6517

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Zitel Corporation (the "Company") of a Registration Statement on Form S-3 (the "Registration Statement") with the Securities and Exchange Commission covering the offering of 4,359,603 shares of the Company's Common Stock, without par value, of which 75,000 shares (the "Warrant Shares") are issuable upon exercise of Common Stock Purchase Warrants (the "Warrants"), and of which 4,284,603 shares (the "Conversion Shares") are issuable upon the conversion of the Company's outstanding 3% Convertible Subordinated Debentures (the "Debentures").

In connection with this opinion, we have examined the Registration Statement, the Company's Amended and Restated Certificate of Incorporation and Bylaws, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Common Shares are validly issued, fully paid and nonassessable, and that the Warrant Shares, when issued and paid for upon exercise of the Warrants and the Conversion Shares, when issued upon conversion of the Debentures in accordance with the terms thereof, will be validly issued, fully paid and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Prospectus included in the Registration Statement.

Very truly yours,

COOLEY GODWARD LLP


John L. Cardoza